Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of January 5, 2007 by and between Michael N. Regan (the “Executive”) and The St. Joe Company, a Florida corporation (the “Company”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of July 27, 2006 (together with this Amendment, the “Agreement”); and

WHEREAS, at the request of the Company, the Executive has decided to extend his anticipated retirement date from June 30, 2007 to September 30, 2007; and

WHEREAS, the Executive has recently assumed the additional duties and responsibilities of Chief Financial Officer of the Company on an interim basis until his retirement or earlier replacement, and Executive has not received any increase in base salary; and

WHEREAS, in order to motivate Executive in his new role and to ensure a smooth transition from Executive to a successor Chief Financial Officer, the Company and the Executive each wish to amend the terms of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, it is agreed as follows:

1. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

2. The definition of “Employment Period” shall be deleted in its entirety and replaced with the following:

“Employment Period” means the period commencing on the date hereof and ending on September 30, 2007 (the “Retirement Date”).

3. Section 3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

3.1 Positions and Duties. During the Employment Period, the Executive shall be employed and shall serve as the Chief Financial Officer of the Company with such duties and responsibilities as are customarily assigned to such officer; provided, however, that in the event that a successor Chief Financial Officer commences employment with the Company prior to the Retirement Date, then the Executive shall be employed and shall serve in such other capacity as the Chief Executive Officer shall designate with such duties and responsibilities as are customarily assigned to an officer of the Company. Executive agrees that the duties designated by the Chief Executive Officer to be performed by Executive pursuant to the foregoing sentence shall not be considered a significant diminution in the Executive’s position, authority, comparable duties or responsibilities for purposes of the definition of “Good Reason.”

4. Section 4 of the Agreement shall be amended by deleting the introductory paragraph and Sections 4.1, 4.2 and 4.3 in their entirety and replacing them with the following:

The Executive’s compensation during the Employment Period shall be determined as follows:

4.1 Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Base Salary”) of $285,000. The Base Salary shall be payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time.

4.2 Annual Bonus. For the 2006 Fiscal Period, the Executive shall be designated as a participant in the Company’s Annual Incentive Plan or any similar bonus plan for senior executives (the “Bonus Plan”), which provides for bonus payments to the Executive, and subject to meeting the criteria of the Bonus Plan established by the Board in its discretion, shall receive the bonus award provided for therein, if any (the “Annual Bonus”). For the 2007 Fiscal Period, the Executive’s Annual Bonus shall be equal to one-half of the Executive’s targeted Annual Bonus, or $71,250. The Annual Bonus for the 2006 Fiscal Period, if any, shall be paid not later than March 15, 2007, and the Annual Bonus for the 2007 Fiscal Period shall be paid on the Retirement Date.

4.3 Incentive, Retirement, and Savings Plans. During the Employment Period, the Executive shall participate in all pension, retirement, supplemental retirement, and savings plans, as well as all other employee benefit plans and programs, which are made available from time to time by the Company for the benefit of similarly situated senior executives of the Company. Notwithstanding the foregoing, the Executive shall not participate in any stock option, restricted stock and other stock grant and equity compensation plans.

5. Section 4 of the Agreement shall be amended by adding the following new Section 4.8:

“4.8 Stay Bonus. If Executive remains an employee of the Company through the Retirement Date, the Company shall pay to the Executive, in a lump sum within 30 days of the Retirement Date, a cash bonus equal to $800,000.

6. In the event of the termination of Executive’s employment with the Company on the Retirement Date:

(a) Sections 6.4 and 6.5 of the Agreement shall not apply; and

(b)	The Company shall not accelerate the vesting of any of Executive’s shares of restricted stock or stock options that are unvested as of the retirement date.

7. Except as modified hereby, the Agreement shall remain in full force and effect.

EXECUTIVE	THE ST. JOE COMPANY

/s/ Michael N. Regan	By: /s/ Peter S. Rummell

Michael N. Regan	Peter S. Rummell Chairman and Chief Executive Officer